Exhibit 12.1

Cherry Hill Mortgage Investment Corporation

Statement of Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

(Dollars in Thousands)

	Year Ended December 31,		Two Month Period October 31, 2012 (date of inception) to December 31, 2012
	2014	2013
Fixed charges(1)	$4,307	$867	$—
Preferred stock dividends(2)	—	—	—

Combined fixed charges and preferred stock dividends	$4,307	$867	$—

Combined fixed charges and preferred stock dividends	$4,307	$867	$—
Net income (loss)	2,375	21,202	(25)

Earnings (deficit)	$6,682	$22,069	$(25)

Ratio of earnings to combined fixed charges and preferred stock dividends	1.55x	25.45x	N/A

(1)	Fixed charges consist of interest expense.
(2)	There were no shares of preferred stock issued and outstanding in each period presented.

Net income for the year ended December 31, 2014 includes an unrealized loss on derivatives, net, of $6,564 and an unrealized loss on investments in Excess MSRs of $3,564. Net income for the year ended December 31, 2013 includes an unrealized gain on derivatives, net, of $2,747 and an unrealized gain on investments in Excess MSRs of $15,647. Excluding unrealized gains and losses on derivatives, net, and unrealized gains and losses on investments in Excess MSRs, adjusted earnings and the ratio of adjusted earnings to combined fixed charges and preferred stock dividends would have been as follows:

	Year Ended December 31,		Two Month Period October 31, 2012 (date of inception) to December 31, 2012
	2014	2013
Fixed charges(1)	$4,307	$867	$—
Preferred stock dividends(2)	—	—	—

Combined fixed charges and preferred stock dividends	$4,307	$867	$—

Combined fixed charges and preferred stock dividends	$4,307	$867	$—
Net income (loss)	2,375	21,202	(25)

Earnings (deficit)	6,682	22,069	(25)
Unrealized (gains)/losses on derivatives, net	6,564	(2,747)	—
Unrealized (gains)/losses on investments in Excess MSRs	3,564	(15,647)	—

Adjusted earnings	$16,810	$3,675	$(25)

Ratio of adjusted earnings to combined fixed charges and preferred stock dividends	3.90x	4.24x	N/A

(1)	Fixed charges consist of interest expense.
(2)	There were no shares of preferred stock issued and outstanding in each period presented.